Exhibit 10.29

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into by and between Luke Russell (“Executive”) and Coeur Mining, Inc. (“Coeur”).

WHEREAS, Coeur has agreed to provide additional separation benefits to Executive in an amount and type not normally provided to employees who have refused a corporate transfer, and the parties to this Agreement desire to resolve all issues between them relating to Executive’s employment and the termination of that employment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Coeur agree as follows:

1. TERMINATION OF EMPLOYMENT: Executive’s employment with Coeur will terminate effective September 30, 2013 (the “Separation Date”). In order to receive the benefits provided in Paragraph 2, Executive must satisfactorily perform his duties until the Separation Date and sign an updated release consistent with this Agreement.

2. CONSIDERATION.

2.1 Salary Payment. In consideration for Executive’s promises and covenants contained in this Agreement, Coeur agrees to pay a sum equal to Executive’s current annual base salary ($240,000), minus normal withholding, within ten days of the Separation Date or execution of this Agreement, whichever is later.

2.2 AIP Target Payment. In further consideration of Executive’s promises and covenants contained in this Agreement, Coeur agrees to pay a sum equal to Executive’s 2013 Annual Incentive Plan (“AIP”) target incentive award opportunity ($120,000) minus normal withholdings, within ten days of the Separation Date or execution of this Agreement, whichever is later, if Executive successfully transitions his duties. The determination of whether a successful transition has occurred is solely within Coeur’s good faith discretion. However, such payment will not unreasonably be withheld.

2.3 Consulting Agreement. In consideration for Executive’s promises and covenants in this Agreement, Coeur agrees that beginning effective on the Separation Date, Coeur will engage Executive as a consultant at a rate of $1,500 (gross) per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as-needed basis for up to three additional months (i.e., through March 31, 2014). In addition, the consulting terms shall provide for an incentive opportunity of $15,000 if by December 15, 2013 Executive accomplishes the objectives set forth in Schedule 1. The parties further agree that they will enter into a mutually agreeable written consulting agreement prior to Executive’s providing any consulting services.

2.4 COBRA. In consideration for Executive’s promises and covenants contained in this Agreement, Coeur agrees to pay COBRA premiums for Executive and his dependents, if he elects such coverage, for one year after the Separation Date or until Executive is covered by another health insurance plan whichever comes sooner.

2.5 Other Benefits. No other special benefits will be provided to Executive. Any other benefits to which Executive may be entitled will be governed by the terms of the appropriate benefit plans or applicable law.

2.6 Acknowledgment. Executive acknowledges that the payments and benefits provided for in this Agreement exceed those which Executive would normally receive upon termination of the employment relationship in this situation and that such additional payments and benefits are in exchange for Executive signing this Agreement.

3. COVENANTS.

3.1 Agreement Not to Compete. As a condition to and in consideration for any benefits provided under this Agreement, Executive shall not for the remainder of his employment with Coeur and until December 31, 2013 (the “Restricted Period”), directly or indirectly, hold any ownership interest in or provide services to a Restricted Company (defined below), whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, or undertake any planning for any Restricted Company, whether with or without compensation. For the purposes of Section 3, “Restricted Companies” include Agnico Eagle, Alamos Gold, Allied Nevada Gold, AuRico Gold, Centerra Gold, Eldorado Gold, Hecla Mining, Kinross Gold, New Gold, Pan American Silver, Stillwater Mining, Yamana Gold, IAMGold, GoldCorp, Newmont Mining Corporation, Barrick Gold Corporation, Rye Patch Gold Corp., Paramount Gold and Silver, any company in which Coeur or any Coeur affiliate owns an equity interest, and their respective affiliates and successors. The foregoing however, shall not prevent Executive’s passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

3.2 Agreement Not to Solicit Business Contacts. As a condition to and in consideration for any benefits provided under this Agreement, Executive shall not, during the Restricted Period, directly or indirectly (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of Coeur or any of its affiliates (the “Company Group”) (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else the business of the Company Group that such Business Contact conducts or could conduct with the Company Group.

3.3 Agreement Not to Solicit or Hire Employees. As a condition to and in consideration for any benefits provided under this Agreement, Executive shall not, during the Restricted Period, directly or indirectly solicit for employment, employ or induce or attempt to induce any employees, consultants, contractors or representatives of the Company Group to stop working for, contracting with or representing the Company Group. Notwithstanding the foregoing, the Executive will not be in breach or violation hereof in the event the Executive uses any form of industry wide or public media to advertise, seek or solicit employment, consulting, contract or representative services without specifically targeting the employees, consultants, contractor or representatives of the Company Group.

3.4 Non-Disparagement. As a condition to and in consideration for any benefits provided under this Agreement, Executive shall not, during the Restricted Period or any time thereafter, make, directly or indirectly, any public or private statements or other communications that are or could be harmful to or reflect negatively on (or that are otherwise disparaging of) the Company Group or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, provided that Executive may give truthful testimony under oath if so required.

3.5 Confidentiality. Executive agrees that he will not at any time, during the Restricted Period or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with Coeur, except (i) in the course of performing his duties hereunder, (ii) with Coeur’s prior written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, Coeur and, at Coeur’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by Coeur to defend against the enforcement of such subpoena, court order or other government process and (b) permit Coeur to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof at Coeur’s expense.

3.6 Documents. Upon termination of his employment with Coeur, Executive will promptly deliver to Coeur all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of Coeur and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with Coeur.

4. GENERAL RELEASE. Executive for himself, his successors, heirs and assigns, hereby forever releases and discharges Coeur Mining, Inc., its officers, directors, employees, agents, corporate affiliates, parent companies and successors for any and all claims, causes of action, contracts or liabilities whatsoever, in law or in equity, whether known or unknown or suspected to exist by Executive, which Executive has had or may now have against Coeur or any such related parties arising from or connected with Executive’s employment with Coeur or the termination of that employment. Such claims or causes of action shall include, but not be limited to claims under The Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Older Worker Benefit Protection Act or any other federal, state or local laws dealing with employment discrimination, and any claims or causes of action for wrongful discharge or breach of contract. Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that he has knowingly relinquished and forever released any and all remedies which might otherwise be available to him, including claims for severance, back pay, liquidated damage, recovery of interest, costs, punitive damages or attorney’s fees, and any claims for employment or re-employment with Coeur. Executive specifically agrees that this Release extends to all claims of any nature and kind whatsoever, known or unknown, past or present, which existed prior to the execution of this Agreement, including, but not limited to all claims involving or arising out of Executive’s employment with Coeur or the termination of his employment.

5. NON-ADMISSION OF LIABILITY. Executive and Coeur agree that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by either of them, any such liability or wrongdoing being expressly denied.

6. ACKNOWLEDGMENTS.

6.1 Entire Agreement. The parties hereto acknowledge and agree that this Agreement contains the entire Agreement between Coeur and Executive with respect to the subject matter hereof and that it supersedes and invalidates any previous agreements or policies or contracts between them. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

6.2 Understanding of Agreement. Executive expressly states that he has carefully read this Agreement, understands it and agrees and acknowledges that he is releasing Coeur from any possible claim which he may have relating to his employment with Coeur or the termination of such employment. Executive further agrees that it has been recommended to him that he consult with an attorney or other advisor of his own choosing regarding his execution of this Agreement. Executive further agrees that he has been given twenty-one (21) days in which to consider whether to sign this Agreement and has either used that full twenty-one (21) day period or voluntarily decided to sign this Agreement before the end of that period. Executive further understands that he may revoke this Agreement within seven (7) days after executing it by notifying Coeur in writing of such revocation. This agreement shall not take effect until the eighth day after its execution, but if it is not revoked within the seven (7) day period, this Agreement shall be fully effective and enforceable thereafter.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Executive

/s/ Luke Russell
Luke Russell
	Date:	September 19, 2013
Sworn to and subscribed before me this 19th day of September, 2013.
/s/ Deborah C. Kerr	Coeur Mining, Inc.
Notary Public

	By:	/s/ Mitchell J. Krebs
My Commission Expires:	Name:	Mitchell J. Krebs
	Title:	President and Chief Executive Officer
	Date:	September 19, 2013